EXHIBIT 10.3

ROSE ROCK MIDSTREAM GP, LLC

Board of Directors
Compensation Plan

Effective December 1, 2015

Total annual compensation for the non-executive Board members of Rose Rock Midstream GP, LLC will be paid both in a cash retainer and in equity of Rose Rock Midstream, L.P.

	Total Compensation [1]	Annual Cash Retainer	Annual Equity Grant [2]
Members - Board Only	$155,000	$75,000	$80,000
Chairman - Audit Committee	$170,000	$90,000	$80,000
Chairman - Conflicts Committee	$167,500	$87,500	$80,000

A.	Board members will receive equity as restricted units which shall fully vest on the first anniversary date of the grant.

B.
Board members must retain 100% of all units awarded under this plan until a minimum ownership level of vested units equal in value to 4x’s the Annual Cash Retainer for Members - Board Only as set forth above has been achieved; provided, however, (i) that Board members will be able to sell units to cover tax liability associated with vesting of restricted units and (ii) that vested units can be transferred: (1) to his or her revocable grantor trust in which such Director is the sole primary beneficiary; (2) to a trust maintained for the benefit of the spouse or minor child of the Director of which the Director serves as trustee; and (3) to the spouse of the director to be held in common ownership with such Director.

C.
Each Board member shall receive the highest Total Compensation he or she is entitled to pursuant to the above table. No Board member shall be entitled to compensation from more than one row of the table set forth above.

D.	The number of restricted units received shall be determined by dividing the dollar amount of the grant by the value of a common unit on the date the grant is made.

E.
Board members will receive their annual cash compensation and equity awards in advance for each plan year, which shall commence on (December 1) of each year. Cash compensation and equity awards shall be pro-rated for any Director whose service commences after (December 1).

1 Total compensation is the sum of the cash and equity retainers paid on an annual basis.
2 All equity grants will be made under the Rose Rock Midstream Equity Incentive Plan.